Advance Nanotech Sells Singular ID Stake for $1.19 Million
Thursday January 3, 2008

NEW YORK, Jan. 3 /PRNewswire-FirstCall/ -- Advance Nanotech, Inc., (OTC Bulletin Board: AVNA), a leader in next generation chemical detection, announced today that it has sold its 8.8% share of Singapore-based Singular ID Pte Ltd., manufacturer of the Enxure integrated brand security system, for $1.19 million. The transaction was concluded on December 28, 2007 and represents a gain of approximately 500% on the Company's original investment in 2005. The buyer of Singular ID Pte Ltd., is Bilcare Singapore Pte Ltd.

As was announced on December 27, 2007, Advance Nanotech, Inc., plans to refocus its business primarily on the growing chemical detection industry. In doing so the Company plans to redirect its efforts away from the development of early-stage nanotechnologies in order to become an operating company dedicated to the continued commercialization of its next generation chemical detection products. The Company's sale of Singular ID represents the divestiture of a non-core asset, in furtherance of this objective.

'The sale of our Singular ID stake represents the conclusion of a very successful investment for the Company. In little over two years, Advance Nanotech played a significant role as an active investor in Singular ID during which Singular ID launched a pivotal product. The Enxure product enabled Singular ID to broaden its range of customers to include the automotive, fashion and pharmaceuticals markets with precision tagging and ID capabilities. The investment gain Advance Nanotech has achieved is testament to the returns that are possible from early stage technology investment given judicious selection and continuous oversight,' commented Magnus Gittins, Chairman of Advance Nanotech Inc. 'With the conclusion of our recent financing, together with the monetization of Singular ID, we have secured approximately $7.7 million in new capital for the Company which we believe will be sufficient to carry us to both positive cash flow and profitability during the second half of calendar 2008.'

About Advance Nanotech

Advance Nanotech is an operating company focused on next generation chemical and biological detection technology. Its proprietary technologies, developed at the University of Cambridge, are, uniquely, silicon based so offering miniaturization and wireless communication capabilities. Such advantages permit real-time precision analytics which, in turn, leads to the potential prevention of ensuing issues, concerns and dangers. Through its majority owned subsidiary, Owlstone Nanotech, Advance Nanotech has one recently awarded patent and eighteen patent pending applications. For more information on Advance Nanotech, please visit www.advancenanotech.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels, market acceptance of product lines, the recent economic slowdown affecting technology companies, the future success of scientific studies, ability to successfully develop products, rapid technological change, changes in demand for future products, legislative, regulatory and competitive developments and other factors could cause actual results to differ materially from the Company's expectations. Advance Nanotech's Annual Report on Form 10KSB, recent and forthcoming Quarterly Reports on Form 10QSB, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect Advance Nanotech's business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For more information, contact:

Yvonne Zappulla
Managing Director
Grannus Financial Advisors, Inc.
212-681-4108
Yvonne@grannusfinancial.com

SOURCE Advance Nanotech, Inc.

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